EXHIBIT 99.1

August 23, 2017
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD NET INCOME AND NET SALES FOR THE THIRD QUARTER OF FISCAL 2017; FULL FISCAL YEAR 2017 NET INCOME AND NET SALES GROWTH ESTIMATES RAISED

3nd Quarter Net Income and Operating Income up 9%
on Net Sales Increase of 10%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported that net income increased 9% to a record $45.7 million, or 53 cents per diluted share, in the third quarter of fiscal 2017, up from $42.0 million, or 49 cents per diluted share, in the third quarter of fiscal 2016. In the first nine months of fiscal 2017, net income increased 18% to a record $132.3 million, or $1.53 per diluted share, up from $111.9 million, or $1.32 per diluted share, in the first nine months of fiscal 2016.

All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split distributed by the Company in April 2017.

Operating income increased 9% to $76.1 million in the third quarter of fiscal 2017, up from $69.9 million in the third quarter of fiscal 2016. In the first nine months of fiscal 2017, operating income increased 15% to a record $217.2 million, up from $189.3 million in the first nine months of fiscal 2016.

The Company's consolidated operating margin was 19.4% and 19.6% in the third quarter of fiscal 2017 and 2016, respectively. The Company's consolidated operating margin improved to 19.7% in the first nine months of fiscal 2017, up from 18.7% in the first nine months of fiscal 2016.

Net sales increased 10% to a record $391.5 million in the third quarter of fiscal 2017, up from $356.1 million in the third quarter of fiscal 2016. Net sales increased 9% to a record $1,103.6 million in the first nine months of fiscal 2017, up from $1,013.0 million in the first nine months of fiscal 2016.

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Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's third quarter and year-to-date results stating, "HEICO's operating segments have continued to execute at a high level of profitable performance and I am very pleased with the record financial results. These outstanding results reflect record net sales and operating income for the first nine months of fiscal 2017 within both the Flight Support Group and Electronic Technologies Group, achieved through increased demand for the majority of our products. Additionally, our subsidiaries continue to deliver strong cash flows in support of our overall corporate strategy of high cash flow generation.

We recently announced our largest acquisition in history when we entered into an agreement to acquire AeroAntenna Technology, Inc., (“AAT”). Closing, which is subject to governmental approval and standard closing conditions, is expected to occur during the fourth quarter of fiscal 2017 and we expect the acquisition to be accretive to our earnings per share within the first twelve months following closing. We plan to fund our acquisition of AAT through our existing credit facility and available cash.

Cash flow provided by operating activities remained robust, totaling $179.3 million, or 136% of net income, in the first nine months of fiscal 2017, up from $172.4 million in the first nine months of fiscal 2016. Cash flow provided by operating activities increased 17% to $81.6 million in the third quarter of fiscal 2017, up from $69.7 million in the third quarter of fiscal 2016. For the full fiscal year 2017, we continue to anticipate cash flow provided by operating activities to approximate 150% of consolidated net income.

Our total debt to shareholders' equity ratio was 36.3% as of July 31, 2017.  Our net debt to shareholders’ equity ratio was 32.2% as of July 31, 2017, with net debt (total debt less cash and cash equivalents) of $385.3 million principally incurred to fund acquisitions in fiscal 2017 and 2016. We have no significant debt maturities until fiscal 2019 and plan to utilize our financial flexibility to continue to aggressively pursue high quality acquisition opportunities to accelerate growth and maximize shareholder returns.

As we look ahead to the remainder of fiscal 2017, we anticipate net sales growth within the Flight Support Group and Electronic Technologies Group resulting from increased demand across the majority of our product lines moderated by short-term lower defense-related net sales principally due to customer delays in getting some anticipated new orders under contract. Also, we will continue our commitments to developing new products and services, further market

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penetration, and an aggressive acquisition strategy while maintaining our financial strength and flexibility.

Based on our current economic visibility, we are increasing our estimated consolidated fiscal 2017 year-over-year growth in net sales to 9% - 11% and in net income to 14% - 16%, up from prior growth estimates in net sales of 8% - 10% and in net income of 12% - 14%.  Additionally, we continue to anticipate our consolidated operating margin to approximate 20%, depreciation and amortization expense to approximate $65 million and cash flow from operations to approximate $270 million. Further, we now anticipate capital expenditures to approximate $31 million. These estimates include our pending acquisition of AAT (from estimated closing through 10/31/17), but exclude any other additional acquired businesses, if any."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's third quarter results stating, "The Flight Support Group's record net sales and operating income in the third quarter of fiscal 2017 were principally attributed to our recent acquisitions and continued strong organic growth within our aftermarket replacement parts and repair and overhaul parts and services product lines.

The Flight Support Group's net sales increased 16% to a record $258.0 million in the third quarter of fiscal 2017, up from $222.6 million in the third quarter of fiscal 2016. The Flight Support Group's net sales increased 10% to a record $710.7 million in the first nine months of fiscal 2017, up from $647.4 million in the first nine months of fiscal 2016. The increase in the third quarter and first nine months of fiscal 2017 reflects organic growth of 6% in both periods and the impact of our recent profitable acquisitions. The organic growth in the third quarter and first nine months of fiscal 2017 is principally attributed to increased demand and new product offerings within our aftermarket replacement parts and repair and overhaul parts and services product lines and were partially offset by lower demand within our specialty products product line for certain commercial aerospace and defense products in the third quarter of fiscal 2017 and for certain industrial and defense products in the first nine months of fiscal 2017.

The Flight Support Group's operating income increased 11% to a record $46.7 million in the third quarter of fiscal 2017, up from $42.0 million in the third quarter of fiscal 2016. The Flight Support Group's operating income increased 12% to $132.8 million in the first nine months of fiscal 2017, up from $118.8 million in the first nine months of fiscal 2016. The increase in the third quarter and first nine months of fiscal 2017 principally reflects the previously mentioned

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net sales growth. Additionally, the first nine months of fiscal 2017 reflects efficiencies realized from the benefit of our net sales growth on relatively consistent period-over-period SG&A expenses.

The Flight Support Group's operating margin was 18.1% and 18.9% in the third quarter of fiscal 2017 and 2016, respectively. The Flight Support Group's operating margin increased to 18.7% in the first nine months of fiscal 2017, up from 18.3% in the first nine months of fiscal 2016. The decrease in the third quarter of fiscal 2017 principally reflects an increase in intangible asset amortization and depreciation expense associated with our profitable fiscal 2017 acquisitions, as well as the impact from changes in the estimated fair value of accrued contingent consideration, principally due to foreign currency transaction adjustments, associated with a prior year acquisition. The increase in the first nine months of fiscal 2017 is mainly attributed to the previously mentioned SG&A efficiencies.

With respect to the remainder of fiscal 2017, we now estimate high-single digit growth in the Flight Support Group's net sales over fiscal 2016 levels and the full year Flight Support Group operating margin to approximate 19%. Further, we continue to estimate that approximately half our fiscal 2017 growth will be generated organically.”

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's third quarter results stating, "Our strong quarterly results in net sales were driven principally by increased customer demand for the majority of our products.

The Electronic Technologies Group's net sales increased 1% to $137.9 million in the third quarter of fiscal 2017, up from $136.2 million in the third quarter of fiscal 2016. The Electronic Technologies Group's net sales increased 9% to a record $405.2 million in the first nine months of fiscal 2017, up from $372.9 million in the first nine months of fiscal 2016. The increase in the third quarter and first nine months of fiscal 2017 reflects increased demand for our aerospace, space, other electronics and medical products, partially offset by a decrease in defense-related net sales principally due to customer delays in getting some anticipated new orders under contract. Additionally, the increase in the first nine months of fiscal 2017 reflects organic growth of 4% as well as the contribution from our profitable fiscal 2016 acquisition.

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The Electronic Technologies Group's operating income increased 15% to $38.5 million in the third quarter of fiscal 2017, up from $33.6 million in the third quarter of fiscal 2016. The increase principally reflects a favorable gross margin impact from increased net sales, as well as lower legal expenses and a more favorable product mix for certain of our space, other electronics, aerospace and medical products partially offset by a decrease in net sales and less favorable product mix for certain of our defense products

The Electronic Technologies Group's operating income increased 19% to a record $106.5 million in the first nine months of fiscal 2017, up from $89.3 million in the first nine months of fiscal 2016. The increase principally reflects the previously mentioned net sales growth and a decrease in acquisition costs associated with a prior year acquisition as well as the previously mentioned decrease in legal expenses. Additionally, the increase reflects the gross margin impact from higher net sales and a more favorable product mix for our aerospace, other electronics and medical products partially offset by a decrease in net sales for certain of our defense products and a less favorable product mix for certain of our space products.

The Electronic Technologies Group's operating margin improved to 28.0% in the third quarter of fiscal 2017, up from 24.7% in the third quarter of fiscal 2016. The Electronic Technologies Group's operating margin improved to 26.3% in the first nine months of fiscal 2017, up from 23.9% in the first nine months of fiscal 2016. The increase in the third quarter and first nine months of fiscal 2017 principally reflects the previously mentioned improved gross profit margin and impact from a decrease in legal expenses. Additionally, the first nine months of fiscal 2017 reflects the previously mentioned decrease in acquisition costs.

With respect to the remainder of fiscal 2017, we now estimate high-single digit growth in the Electronic Technologies Group's net sales over fiscal 2016 levels, and anticipate the full year Electronic Technologies Group's operating margin to approximate 26%.  Further, we continue to estimate that approximately half our fiscal 2017 growth will be generated organically. These estimates include our pending acquisition of AAT, but exclude any other additional acquired businesses, if any.”

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

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There are currently approximately 50.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 33.8 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Thursday, August 24, 2017 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 65293197. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 65293197.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue. Parties

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receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2017	2016
Net sales	$391,500	$356,084
Cost of sales	242,603	222,501
Selling, general and administrative expenses	72,775	63,729
Operating income	76,122	69,854
Interest expense	(2,447)	(2,294)
Other income	200	16
Income before income taxes and noncontrolling interests	73,875	67,576
Income tax expense	22,400	20,600
Net income from consolidated operations	51,475	46,976
Less: Net income attributable to noncontrolling interests	5,777	4,974
Net income attributable to HEICO	$45,698	$42,002

Net income per share attributable to HEICO shareholders: (a)
Basic	$.54	$.50
Diluted	$.53	$.49

Weighted average number of common shares outstanding: (a)
Basic	84,343	83,908
Diluted	86,893	85,348

	Three Months Ended July 31,
	2017	2016
Operating segment information:
Net sales:
Flight Support Group	$257,966	$222,553
Electronic Technologies Group	137,860	136,215
Intersegment sales	(4,326)	(2,684)
	$391,500	$356,084

Operating income:
Flight Support Group	$46,664	$41,969
Electronic Technologies Group	38,543	33,609
Other, primarily corporate	(9,085)	(5,724)
	$76,122	$69,854

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2017		2016
Net sales	$1,103,589		$1,012,959
Cost of sales	688,893		633,151
Selling, general and administrative expenses	197,482		190,539
Operating income	217,214		189,269	(c)
Interest expense	(6,376)		(6,194)
Other income	835		154
Income before income taxes and noncontrolling interests	211,673		183,229
Income tax expense	63,100	(b)	56,600	(d)
Net income from consolidated operations	148,573		126,629
Less: Net income attributable to noncontrolling interests	16,262		14,699
Net income attributable to HEICO	$132,311	(b)	$111,930	(c)(d)

Net income per share attributable to HEICO shareholders: (a)
Basic	$1.57	(b)	$1.34	(c)(d)
Diluted	$1.53	(b)	$1.32	(c)(d)

Weighted average number of common shares outstanding: (a)
Basic	84,235		83,718
Diluted	86,645		85,102

	Nine Months Ended July 31,
	2017		2016
Operating segment information:
Net sales:
Flight Support Group	$710,676		$647,419
Electronic Technologies Group	405,194		372,933
Intersegment sales	(12,281)		(7,393)
	$1,103,589		$1,012,959

Operating income:
Flight Support Group	$132,771		$118,757
Electronic Technologies Group	106,453		89,280
Other, primarily corporate	(22,010)		(18,768)
	$217,214		$189,269

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)	All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2017.

(b)
During the first quarter of fiscal 2017, the Company adopted Accounting Standards Update ("ASU") 2016-09, "Improvements to Employee Share-Based Payment Accounting," resulting in the recognition of a $3.1 million discrete income tax benefit, which, net of noncontrolling interests, increased net income attributable to HEICO by $2.6 million. Additionally, the adoption of ASU 2016-09 resulted in a 745,000 increase in the Company's weighted average number of diluted common shares outstanding and an increase in net income per share attributable to HEICO shareholders of $.03 per basic and $.02 per diluted share in the first nine months of fiscal 2017.

(c)
During the first quarter of fiscal 2016, the Company incurred $3.1 million of acquisition costs in connection with a fiscal 2016 acquisition.  These are one-time nonrecurring costs. These expenses, net of tax, decreased net income attributable to HEICO by $2.0 million, or $.02 per basic and diluted share.

(d)
During the first quarter of fiscal 2016, the Company recognized additional income tax credits for qualified R&D activities related to the last ten months of fiscal 2015 upon the retroactive and permanent extension of the U.S. federal R&D tax credit in December 2015. The tax credits, net of expenses, increased net income attributable to HEICO by $1.7 million, or $.02 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2017	October 31, 2016
Cash and cash equivalents	$49,489	$42,955
Accounts receivable, net	206,405	202,227
Inventories, net	340,471	286,302
Prepaid expenses and other current assets	59,564	52,737
Total current assets	655,929	584,221
Property, plant and equipment, net	129,905	121,611
Goodwill	921,978	865,717
Intangible assets, net	390,926	366,863
Other assets	124,985	101,063
Total assets	$2,223,723	$2,039,475

Current maturities of long-term debt	$450	$411
Other current liabilities	226,652	214,010
Total current liabilities	227,102	214,421
Long-term debt, net of current maturities	434,312	457,814
Deferred income taxes	106,866	105,962
Other long-term liabilities	131,893	114,061
Total liabilities	900,173	892,258
Redeemable noncontrolling interests	126,881	99,512
Shareholders’ equity	1,196,669	1,047,705
Total liabilities and equity	$2,223,723	$2,039,475

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2017	2016
Operating Activities:
Net income from consolidated operations	$148,573	$126,629
Depreciation and amortization	46,912	44,603
Employer contributions to HEICO Savings and Investment Plan	5,732	5,219
Share-based compensation expense	5,207	4,905
Increase in accrued contingent consideration	1,227	2,635
Foreign currency transaction adjustments, net	3,316	876
Deferred income tax benefit	(6,998)	(6,053)
Tax benefit from stock option exercises	—	867
Excess tax benefit from stock option exercises	—	(880)
Decrease (increase) in accounts receivable	13,343	(2,974)
Increase in inventories	(22,415)	(13,914)
(Decrease) increase in current liabilities	(10,460)	14,776
Other	(5,134)	(4,273)
Net cash provided by operating activities	179,303	172,416

Investing Activities:
Acquisitions, net of cash acquired	(95,759)	(263,811)
Capital expenditures	(20,445)	(23,113)
Other	(685)	(3,005)
Net cash used in investing activities	(116,889)	(289,929)

Financing Activities:
(Payments) borrowings on revolving credit facility, net	(26,000)	142,000
Distributions to noncontrolling interests	(12,924)	(16,156)
Cash dividends paid	(12,807)	(10,724)
Payment of contingent consideration	(7,039)	(6,960)
Acquisitions of noncontrolling interests	(3,848)	(3,599)
Proceeds from stock option exercises	4,171	4,831
Excess tax benefit from stock option exercises	—	880
Revolving credit facility issuance costs	(270)	—
Other	(241)	(272)
Net cash (used in) provided by financing activities	(58,958)	110,000

Effect of exchange rate changes on cash	3,078	1,101

Net increase (decrease) increase in cash and cash equivalents	6,534	(6,412)
Cash and cash equivalents at beginning of year	42,955	33,603
Cash and cash equivalents at end of period	$49,489	$27,191